CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CODE OF CONDUCT

OVERVIEW

This Code of Conduct (Code) has been adopted by the Board of Directors (Board) of China Infrastructure Construction Corporation (Company) pursuant to the rules of the Securities and Exchange Commission (SEC) and the Nasdaq Stock Market (Nasdaq).

The Code applies to all employees, officers, and directors of the Company, and contains standards for:
•	The honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	the full, fair, accurate and timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code; and
•	accountability for adherence to the Code

Compliance Officers. The Company has designated (a) the Company's Chief Financial Officer as its Compliance Officer to administer the Code to employees, and (b) the Audit Committee Chair to administer the Code to officers and directors. You may, at your discretion, report non-compliance with the Code to the appropriate Compliance Officer.

Other Company Policies. This Code is in addition to the Company’s other policies and guidelines that applies to its employees, officers, and directors as documented in the Company’s personnel handbook.

CODE OF CONDUCT

1. Conflicts of Interest (COI). As a director or employee you have a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which could divide your loyalty to the Company. Any activity which even appears to present such a conflict must be avoided or terminated unless, after disclosure to a Compliance Officer, it is determined and communicated in writing to you that the activity is not harmful to the Company or otherwise improper.

A conflict or the appearance of a conflict of interest may arise in many ways. For example, depending on the circumstances, any of the following may be an improper conflict of interest:

•
Ownership of or an interest in a competitor or in a business with which the Company or any of our agents (including any of the companies acting on our behalf) has or is contemplating a relationship (such as a supplier, customer, landlord, distributor, licensee/ licensor, etc.) either directly or indirectly, such as through family members.

•
Profiting, or assisting others to profit, from confidential information or business opportunities that are available to you because of your employment by the Company or your being a director of the Company.

•	Providing service to a competitor or a proposed or present supplier or customer as an employee, director, officer, partner, agent or consultant.

•
Soliciting or accepting gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with the Company or any of our agents. Social amenities customarily associated with legitimate business relationships are permissible.

•
Influencing or attempting to influence any business transaction between the Company or our agents and another entity in which you have a direct or indirect financial interest or for which you act as a director, officer, employee, partner, agent or consultant.

•	Buying or selling securities of any other company using non-public information obtained in the performance of your employment duties, or providing such information so obtained to others.

IF you become aware of a conflict or potential conflict, you should bring it to the attention of the Compliance Officer.

2. Compliance with Applicable Laws. All employees, officers, and directors of the Company shall comply with all governmental laws, rules and regulations applicable to the Company.

3. Public Company Reporting. As a public company, it is of critical importance that the Company’s filings with the SEC, and public communications, are timely, complete, accurate, and understandable. Company’s employees, officers or directors may be called upon to provide necessary information so that the Company’s public reports are complete, accurate and understandable. The Company expects its employees, officers and directors to take this responsibility seriously and to provide prompt and accurate answers to inquiries from the Company’s officers, directors, auditors or attorneys related to the Company’s public disclosure requirements. Any Third-party inquiries from analysts, members of the media and others, should be directed to the Company’s Chief Financial Officer or other persons who may be authorized to respond on behalf of the Company. The designated persons shall, to the extent practicable, keep the Board advised as to the content and scope of each such inquiry and response.

4. Reporting Illegal or Unethical Behavior. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action for a particular situation. Anyone who believes that a violation of the Code or other illegal or unethical conduct by any employee, officer or director has occurred, or may occur, should promptly contact the appropriate Compliance Officer. An employee of the company may directly submit to the Audit Committee, on a confidential and anonymous basis, any concerns regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Code. To make a confidential and anonymous submission directly to the Audit Committee, an employee should send a written summary of concerns in a sealed envelope to: China Infrastructure Construction Corporation, Attention: Chairman of Audit Committee, Shidai Caifu Tiandi Building Suite 1906-09, 1 Hangfeng Road, Fengtai District, Beijing, 100070, China. The mailing envelope must contain a clear notation indicating “To Be Opened Only by Audit Committee.” The Compliance Officer will forward any such envelopes received promptly and unopened to the Audit Committee Chair. If an employee wishes to discuss any matter with the Audit Committee, the employee should indicate this in the written submission and include a telephone number or such other means by which he or she can be reached, should the Audit Committee determine that such communication is appropriate. Any such reports may be made confidentially or anonymously. Confidentiality will be protected, subject to applicable laws, regulations, legal proceedings, and applicable Company policy.

5. Protections and Proper Use of Company Assets. All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Company assets should be used for legitimate business purposes. Theft, carelessness, and waste of the Company’s assets have a direct impact on the Company and its profitability. Any suspected incident of fraud, theft or misuse shall be immediately reported to a Compliance Officer for investigation. The obligation of employees, officers and directors to protect the Company’s assets includes its intellectual property and proprietary information such as trade secrets, patents, trademarks, copyrights and know how, as well as business, sales and marketing plans, formulation and manufacturing ideas and practices, designs, databases, records, salary and other compensation/benefit information and any unpublished financial data and reports. Unauthorized use or distribution of the Company’s proprietary information is prohibited and may result in the imposition of civil or criminal penalties.

6. No Retaliation. The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of the Code or other illegal or unethical conduct.

7. Amendments, Modification and Waiver. Any request for a waiver of any provision of the Code must be in writing and addressed to the appropriate Compliance Officer. Directors or executive officers of the Company shall address their request directly to the Chair of the Audit Committee. For executive officers and directors, the Board will have the sole and absolute discretionary authority, acting upon such recommendations as may be made by the Audit Committee, to approve any waiver from the Code. Any waiver of the Code for executive officers and directors will be promptly disclosed publicly to the shareholders by filing a Form 8-K with the SEC, or by such other means selected by the Board in compliance with applicable SEC and Nasdaq rules. The Code may be amended, modified, or waived by the Board, subject to disclosure requirements and other applicable SEC and Nasdaq rules.

8. Accountability. You are responsible and personally accountable for adhering to the Code. Failure to observe the terms of the Code may result in disciplinary action including immediate termination.

ACKNOWLEDGEMENT

The undersigned, an employee, officer, or director of China Infrastructure Construction Corporation, acknowledges the receipt of the Code of Conduct and confirms to have carefully read and fully understands all provisions of the Code of Conduct.

_______________________________         Dated: _________________, 2010
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